EXHIBIT (i)
                        Chapman and Cutler
                         111 West Monroe
                     Chicago, Illinois  60603

                         June 13, 2000

Integrity Mutual Funds
1 North Main
Minot, ND  58703

           Re:  Integrity Small-Cap Fund of Funds, Inc.

Gentlemen:

   We have served as counsel for the Integrity Small-Cap Fund of Funds, Inc. (the"Fund"), which proposes to offer and sell shares (collectively, the "Shares") in the manner and on the terms set forth in its Pre-Effective Amendment No. 3 (the "Amendment") to its Registration Statement to be filed on or about June 14, 2000 with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

   In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth, including the Fund's Articles of Incorporation, Bylaws, Registration Statement, actions of the Fund's Board of Directors at its organizational meeting and a certificate executed by an appropriate officer of the Fund certifying and attaching copies of the Fund's Articles of Incorporation, Bylaws, and certain actions of the Board of Directors of the Fund authorizing the issuance of Shares.

   In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

   Based upon the foregoing, we are of the opinion that:

   The Shares of the Fund which are currently being registered by the Amendment referred to above may be legally and validly issued from time to time in accordance with the Fund's Articles of Incorporation dated September 10, 1998, the Fund's Bylaws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so sold, will be legally issued and outstanding, fully paid and non-assessable.

   We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 333-64917) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

                                           Respectfully submitted,

                                          /s/ Chapman and Cutler
                                          ----------------------
                                          Chapman and Cutler